Exhibit 23.3

Consent of independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 10, 2006 with respect to the consolidated financial statements of Asia Aluminum Group Limited included in the Registration Statement (Form S-4) of Indalex Holdings Finance, Inc. for the registration of US$270,000,000 senior secured notes under the Securities Act.

/s/ Ernst & Young

Hong Kong
October 20, 2006